Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of QCR Holdings, Inc. pertaining to the 2008 Equity Incentive Plan of our reports dated March 4, 2008 relating to the audit of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report on Form 10-K of QCR Holdings, Inc. for the year ended December 31, 2007.

/s/ McGladrey and Pullen, LLP

Davenport, Iowa
May 16, 2008